Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Incentive Compensation Plan, as amended, of Smithfield Foods, Inc. of our reports dated June 18, 2010, with respect to the consolidated financial statements and schedule of Smithfield Foods, Inc. and the effectiveness of internal control over financial reporting of Smithfield Foods, Inc. included in its Annual Report (Form 10-K) for the year ended May 2, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
June 18, 2010